McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Development and
Main Pass Energy HubTM Activities

NEW ORLEANS, LA, June 22, 2005 - McMoRan Exploration Co. (NYSE: MMR) today provided the following update on its Gulf of Mexico exploration and production and its Main Pass Energy HubTM activities:

McMoRan has four exploration wells currently in progress under its $500 million multi-year exploration venture with a private partner.

McMoRan announced today positive drilling results from the King Kong exploration prospect at Vermilion Blocks 16/17. Wireline logs have indicated that the well has encountered 14 hydrocarbon bearing sands totaling approximately 150 feet of net pay. The well, which commenced drilling on February 20, 2005, is currently drilling below 17,900 feet towards a proposed total depth of 19,500 feet. Use of production facilities in the area would allow a successful well to be brought on line quickly. McMoRan is evaluating plans for drilling an offset well in the King Kong area. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water, and McMoRan has rights to approximately 1,850 gross acres in the area.

The Little Bay prospect on Louisiana State Lease 5097 in Atchafalaya Bay commenced drilling on March 11, 2005, and is currently drilling below 21,000 feet. The Little Bay well has a proposed total depth of 22,000 feet and is located in less than 10 feet of water. McMoRan has a 37.5 percent working interest and a 27.4 percent net revenue interest in the well. McMoRan has rights to approximately 6,250 gross acres in the Little Bay prospect area.

The Delmonico prospect on Louisiana State Lease 1706 in the Lake Sand Field Area commenced drilling on March 8, 2005, and is currently drilling below 17,500 feet. The Delmonico well has a proposed total depth of 19,000 feet and is located in 9 feet of water. McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the well. McMoRan has rights to approximately 8,800 gross acres in the Delmonico prospect area.

The West Cameron Block 43 No. 4 exploratory well commenced drilling on April 25, 2005, and is currently drilling below 13,900 feet. The No. 4 well, which is located 4,000 feet north of the West Cameron Block 43 No. 3 discovery well, has a planned total depth of 18,500 feet. As previously announced, the No. 3 well reached total depth of 18,800 feet in the first quarter of 2005 and wireline logs indicated that the well encountered three hydrocarbon bearing sands in the lower Miocene with a total gross interval in excess of 100 feet. Development plans for the No. 3 well will be determined following evaluation of the results of the No. 4 well. McMoRan holds a 23.4 percent working interest in the West Cameron Block 43 lease which is located in 30 feet of water, 8 miles offshore. The West Cameron Block 43 lease is eligible for Deep Gas Royalty Relief.

IN-PROGRESS WELLS
	Working Interest	Net Revenue Interest	Water Depth	Current Depth	Proposed Total Depth
Vermilion Blocks 16/17 “King Kong”	40.0%	29.2%	12'	17,900'	19,500'
Louisiana State Lease 5097 “Little Bay”	37.5%	27.4%	<10'	21,000'	22,000'
Lake Sand Field “Delmonico”	25.0%	18.8%	9'	17,500'	19,000'
West Cameron Block 43*	23.4%	18.0%	30'	13,900'	18,500'
* Eligible for Deep Gas Royalty Relief under current Minerals Management Service guidelines. Depending upon applicability of the royalty relief eligibility criteria, the lease on which this well is located could be eligible for royalty relief up to 25 Bcf. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

OTHER
The Korn prospect at South Timbalier Blocks 97/98, which commenced drilling on February 3, 2005, has been drilled to a total depth of 23,080 feet. Evaluation of the drilling results determined that the well did not contain commercial quantities of hydrocarbons and the well is being plugged and abandoned. McMoRan will charge approximately $7 million to exploration expense during the second quarter of 2005 for its share of the drilling and related costs.

Since inception of McMoRan’s exploration venture in 2004, McMoRan and its private partner have participated in five discoveries on the eleven prospects that have been drilled and evaluated. Production has commenced on three discoveries and development plans are being considered for the other discoveries. The positive results from King Kong and the potential discovery at Blueberry Hill would bring McMoRan’s success rate to seven out of thirteen prospects. We currently have four exploration wells in progress.

McMoRan expects to commence drilling at least eight deep gas exploration wells in the second half of 2005 including certain wells in Vermilion Parish, Louisiana (discussed below) and JB Mountain Deep at South Marsh Island Block 224. We are also evaluating additional drilling opportunities at Hurricane Upthrown at South Marsh Island Block 217 and King Kong. McMoRan currently has rights to approximately 280,000 gross acres and continues to identify prospects to be drilled on its lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

EL PASO ONSHORE ACQUISITION
McMoRan also announced that it has acquired oil and gas rights from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), covering six deep-gas exploration prospects on approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. McMoRan and its private partner will pay El Paso approximately $3.6 million as partial recovery of prospect costs and will fund 100 percent of the drilling costs to casing point in up to six wells. At casing point of each well, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 54 percent net revenue interest (approximately 27 percent each). McMoRan expects the first well, which has a proposed total depth of 20,000 feet, to commence drilling imminently.

GULF OF MEXICO PRODUCTION ACTIVITIES
McMoRan also announced today that oil production at Main Pass Block 299 resumed on May 6, 2005, following successful modification of existing storage tanks to accommodate transportation of oil production by barge from Main Pass Block 299. Oil production has averaged approximately 4,000 barrels per day since production was restored. McMoRan owns an 83.3 percent net revenue interest in Main Pass Block 299. As previously reported, production was shut-in in September 2004 because of damage from Hurricane Ivan to a third-party offshore terminal facility which provided throughput services for the sale of Main Pass 299 sour crude oil. McMoRan expects to record income of approximately $4 million for insurance recovery related to Hurricane Ivan in its second quarter 2005 financial results.

McMoRan also reported that reversion on the remaining two properties subject to the terms of a 2002 property sale occurred in June 2005. In addition to the previously reported reversion of a 26.1 percent net revenue interest in the Ship Shoal Block 296 (Raptor), McMoRan has reacquired a 25.7 percent net revenue interest in Vermilion Block 196 (Lombardi) and 38.5 percent in Main Pass Block 86 (Shiner) properties. McMoRan’s share of production from these reversionary interests currently approximates 17 Million cubic feet of natural gas equivalents per day (Mmcfe/d).

Second-quarter 2005 production is expected to average approximately 36 Mmcfe/d net to McMoRan, and 46 Mmcfe/d net including oil production from Main Pass Block 299. McMoRan’s share of production currently approximates 45 Mmcfe/d, and 65 Mmcfe/d including oil production at Main Pass.

MAIN PASS ENERGY HUBTM UPDATE
McMoRan is undertaking to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act. In connection with the licensing process, the United States Coast Guard (Coast Guard) and the Maritime Administration recently published a Draft Environmental Impact Statement (EIS) for the Main Pass Energy HubTM (MPEHTM) Deepwater Port License Application, and will hold public meetings during July 2005 to allow public comments on the draft EIS. The Deepwater Port Act was amended in 2002 to include natural gas ports to help meet the expected U.S. demand for natural gas by expanding access to worldwide supply sources. The draft EIS evaluates potential environmental impacts associated with construction and operation of MPEHTM. Based on the statutory review period outlined in the Deepwater Port Act, McMoRan expects a record of decision on the license application by year-end 2005.

The MPEHTM terminal would be capable of regasifying LNG at a rate of 1 Bcf per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain regulatory approvals and significant project financing for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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